Exhibit 1.1

EXECUTION VERSION

$1,000,000,000

IHS Markit Ltd.

3.625% Senior Notes due 2024

4.250% Senior Notes due 2029

Underwriting Agreement

April 3, 2019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, NY 10036

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

As Representatives of the

several Underwriters listed

in Schedule 1 hereto

Ladies and Gentlemen:

IHS Markit Ltd., a Bermuda exempted company (the “Company”), proposes to issue and sell to the several underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $400,000,000 principal amount of its 3.625% Senior Notes due 2024 (the “2024 Notes”) and $600,000,000 principal amount of its 4.250% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes, the “Securities”). The 2024 Notes will be issued pursuant to the Senior Indenture, dated as of July 23, 2018 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented and amended by a Third Supplemental Indenture to be dated as of April 8, 2019 (the “Third Supplemental Indenture ”). The 2029 Notes will be issued pursuant to the Base Indenture, as supplemented and amended by a Fourth Supplemental Indenture to be dated as of April 8, 2019 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”).

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:

1.	Registration Statement.

(a)   The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), an automatic shelf registration statement on Form S-3 (File No. 333-224290), including a prospectus (the “Base Prospectus”), relating to the Securities, which became effective upon filing with the Commission. Such registration statement, including the information, if any, deemed pursuant to Rule 430B under the Securities Act to be part of the registration statement at the time of its effectiveness, is referred to herein as the “Registration Statement”; and as used herein, the term “Preliminary Prospectus” means each preliminary prospectus supplement specifically relating to the Securities that is filed with the Commission pursuant to Rule 424(b), including the Base Prospectus, and the term “Prospectus” means the final prospectus supplement relating to the Securities that is first filed with the Commission pursuant to Rule 424(b) after the date and time that this Agreement is executed and delivered by the parties hereto, including the Base Prospectus. Any reference in this Agreement to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

(b)   At or prior to 4:50 P.M., New York City time, on April 3, 2019, the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus dated April 3, 2019 and each “free writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.

(c)   The Company intends to use the proceeds of the offering of the Securities in the manner described under the caption “Use of Proceeds” in the Time of Sale Information and the Prospectus.

2.	Purchase and Resale of the Securities by the Underwriters.

(a)   The Company agrees to issue and sell the Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter’s name in Schedule 1 hereto at a price equal to 99.086% of the principal amount of the 2024 Notes and 98.772% of the principal amount of the 2029 Notes, in each case, plus accrued and unpaid interest, if any, from April 8, 2019 to the Closing Date (as defined below). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b)   The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c)   Payment for and delivery of the Securities will be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 10:00 A.M., New York City time, on April 8, 2019, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date.”

(d)   Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Underwriters, of one or more global notes representing each series of the Securities (collectively, the “Global Notes”), with any transfer taxes payable in connection with the issue and sale of the Securities duly paid by the Company. The Global Notes will be made available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

(e)   The Company acknowledges and agrees that each Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives nor any other Underwriter shall have any responsibility or liability to the Company with respect thereto. Any review by the Representatives or any Underwriter of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Underwriter, as the case may be, and shall not be on behalf of the Company or any other person.

3.	Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

(a)   Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of its date, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the

Company makes no representation or warranty with respect to any statements or omissions made in each such Preliminary Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus.

(b)   Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Time of Sale Information.

(c)   Issuer Free Writing Prospectuses. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives, (other than a communication referred to in clauses (i), (ii) and (iii) below), an “Issuer Free Writing Prospectus”), other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Annex A hereto, which constitute part of the Time of Sale Information, and (v) any electronic road show or other written communications, in each case used in accordance with Section 4(d) hereof. Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus available at the Time of Sale, did not at the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus.

(d)   Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information, when they were filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)   Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or threatened by the Commission; as of the applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement complied and will comply in all material respects with the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(f)   Financial Statements. (i) The financial statements and the related notes thereto included or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects: (1) after the merger of IHS Inc. and Markit Ltd. completed in July 2016 (the “Merger”), the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; and (2) prior to the Merger, the consolidated financial position of IHS Inc. and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; (ii) such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby; and (iii) the other financial information of the Company included or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information has been derived from the accounting records of (x) the Company and its subsidiaries after the Merger and (y) IHS Inc. and its subsidiaries prior to the Merger, as applicable, and presents fairly in all material respects the information shown thereby. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(g)   No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information (i) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in each of the Prospectus and the Time of Sale Information, except for such loss or interference as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, results of operations or properties of the Company and its consolidated subsidiaries taken as a whole (a “Material Adverse Effect”), and (ii) there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its consolidated subsidiaries taken as a whole, otherwise than as set forth or contemplated in each of the Registration Statement, the Prospectus and the Time of Sale Information.

(h)   Organization and Good Standing. The Company was duly incorporated and is existing and in good standing under the laws of Bermuda, has the corporate power and authority to own its properties and conduct its business as described in each of the Registration Statement, the Prospectus and the Time of Sale Information, and is duly qualified to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing in such jurisdiction would not have a Material Adverse Effect. Each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X, as promulgated by the Commission) of the Company has been duly incorporated or formed and is existing as an entity in good standing under the laws of the jurisdiction of its formation (to the extent the concept of “good standing” is applicable under the laws of such jurisdiction), has the corporate or other power and authority to own its property and to conduct its business as described in each of the Registration Statement, the Prospectus and the Time of Sale Information and is duly qualified to transact business and is in good standing in each jurisdiction (to the extent the concept of “good standing” is applicable under the laws of such jurisdiction) in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing in such jurisdiction would not have a Material Adverse Effect. All of the issued share capital or other ownership interests of each subsidiary of the Company has been duly and validly authorized and issued, is fully paid and non-assessable and is owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not have a Material Adverse Effect.

(i)   Capitalization. The Company has the actual capitalization as set forth in each of the Prospectus and the Time of Sale Information under the column heading entitled “Actual” in the section of the Time of Sale Information and the Prospectus entitled “Capitalization.”

(j)   Due Authorization. The Company has full right, power and authority to enter into this Agreement, the Securities and the Indenture (collectively, the “Transaction Documents”), and to perform its obligations hereunder and thereunder.

(k)   The Indenture. The Indenture has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(l)   The Securities. The Securities will be in the form contemplated by the Indenture, have been duly authorized for issuance pursuant to the Indenture and, on the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered in the manner as set forth in the Time of Sale Information and the Prospectus, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.

(m)   Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(n)   Descriptions of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in each of the Registration Statement, the Prospectus and the Time of Sale Information.

(o)   No Violation or Default. Neither the Company nor any of the Significant Subsidiaries is (i) in violation of the memorandum of association or the bye-laws of the Company (or, with respect to such Significant Subsidiary, any constitutive documents of such Significant Subsidiary) or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company, any of its Significant Subsidiaries or any of its or their properties may be bound, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)   Non-Contravention. The execution and delivery by the Company, and the performance by the Company of its obligations under, each of the Transaction Documents, the issuance and delivery of the Securities, and compliance with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not contravene (i) any provision of applicable law, (ii) the memorandum of association or the bye-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except for any contravention in the case of clauses (i), (iii) and (iv) as would not have a Material Adverse Effect, and that would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated by the Time of Sale Information and the Prospectus.

(q)   No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Securities, and the consummation of the transactions contemplated by the Transaction Documents, except (i) such as have been obtained, (ii) such as may be required by the securities or “blue sky” laws of the several states of the United States, provinces of Canada, any member state of the European Union or the United Kingdom; or (iii) such registrations with or filings required by the Channel Islands Securities Exchange Authority (“CISEA”).

(r)   Legal Proceedings. Except as described in each of the Registration Statement, the Prospectus and the Time of Sale Information, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected have a Material Adverse Effect or interfere with the consummation of the transactions contemplated by this Agreement; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(s)   Independent Accountants. Ernst and Young LLP, who have certified certain financial statements of (A) the Company and its subsidiaries after the Merger and (B) IHS Inc. and its subsidiaries prior to the Merger, are independent public accountants with respect to the Company and its subsidiaries, and were independent public accountants with respect to IHS Inc. and its subsidiaries prior to the Merger, within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(t)   Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(u)   Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries own or possess, or, to the knowledge of the Company, can acquire on reasonable terms, sufficient rights to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, (ii) neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing and (iii) the Company and its subsidiaries have taken reasonable measures to protect and to maintain the confidentiality of its material trade secrets and the security, integrity and continuous operation of its material software and systems (including the data stored thereon).

(v)   Data Privacy. The Company and its subsidiaries have complied, and are presently in compliance, with its privacy policies and other legal obligations regarding the collection, use, transfer, storage, protection, disposal and disclosure by the Company and its subsidiaries of personally identifiable information and/or any other personal information collected from or provided by third parties, except where such noncompliance did not, and would not, individually or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries have taken commercially reasonable steps to protect the information technology systems and data used in connection with the operation of the Company and/or its subsidiaries and established commercially reasonable disaster recovery and security plans, procedures and facilities for the business, including, without limitation, for the information technology systems and data held or used by or for the Company and/or any of its subsidiaries, except where the failure to take such steps or establish such recovery and security plans, procedures or facilities would not, individually or in the aggregate, result in a Material Adverse Effect. There has been no security breach or attack or other compromise of or relating to any such information technology system or data except for any such breach, attack or other compromise that would not, individually or in the aggregate, result in a Material Adverse Effect.

(w)   Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Registration Statement, the Prospectus and the Time of Sale Information will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x)   Compliance With Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(y)   Costs of Environmental Compliance. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(z) Disclosure Controls. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(aa)    Accounting Controls. (A) The Company maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(B)   The Company (individually and on a consolidated basis) and its Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(C)   Since the date of the latest audited financial statements included or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(bb)    Taxes. The Company and each of its subsidiaries (to the extent not included in the consolidated tax returns of the Company in the ordinary course of business) have filed all tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to pay would not have a Material Adverse Effect, or except as currently being contested in good faith and for which adequate reserves under GAAP have been created in the financial statements of the Company). Except as otherwise disclosed in the Time of Sale Information and the Prospectus, no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(cc)    No Unlawful Payments. None of the Company, any of its subsidiaries, directors or executive officers or, to the knowledge of the Company, any employee, agent, controlled affiliate or representative of the Company or of any of its subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage. The Company and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(dd)    Anti-Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “ Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee)    Sanctions. None of the Company or any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, controlled affiliate or representative of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any similar sanctions imposed by any other body, governmental or other, to which the Company or any of its subsidiaries is subject (“Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of any such Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”). The Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions in violation of such Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country in violation of such Sanctions or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. The Company and its subsidiaries are not now knowingly engaged in and will not engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country in violation of such Sanctions.

(ff)    No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Underwriter for a brokerage commission or finder’s fee or like payment in connection with the offering and sale of the Securities.

(gg)    Status under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities.

(hh)    No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(ii)   Margin Rules. Neither the Company nor any of its subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause the issuance or delivery of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(jj)    Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(kk)    Stamp Taxes. No stamp or other issuance or transfer taxes or duties are payable on the Transaction Documents to the government of Bermuda, or any political subdivision or taxing authority thereof or therein, in connection with the execution and delivery of the Transaction Documents or the issuance of the Securities.

4.	Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:

(a)   Required Filings. The Company will file the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430B under the Securities Act, will file any Issuer Free Writing Prospectus (including the Pricing Term Sheet referred to in Annex A hereto) to the extent required by Rule 433 under the Securities Act; and the

Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(b)   Delivery of Copies. The Company will deliver, without charge, to the Representatives, as many electronic copies of the Preliminary Prospectus, the Time of Sale Information, the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus as the Representatives may reasonably request during the Prospectus Delivery Period (as defined below). As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.

(c)   Prospectus, Amendments or Supplements. Before finalizing or filing the Prospectus or making or distributing any amendment or supplement to any of the Time of Sale Information or the Prospectus or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representative and counsel for the Underwriters a copy of the proposed Prospectus or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Prospectus, amendment or supplement or file any such document with the Commission to which the Representatives reasonably object.

(d)   Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus to which the Representatives reasonably object.

(e)   Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (vii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its commercially reasonable efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Securities and, if any such order is issued, will use commercially reasonable efforts to obtain as soon as possible the withdrawal thereof.

(f)   Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(g)   Ongoing Compliance. If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters such amendments or supplements to the Prospectus (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Prospectus as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

(h)   Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for the distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(i)   Clear Market. During the period from the date hereof through and including the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year other than the Securities.

(j)   Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Registration Statement, the Prospectus and the Time of Sale Information under the heading “Use of Proceeds.”

(k)   Book-Entry Facility. The Company will assist the Underwriters in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l)   No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

5.   Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus,” as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 3(c) or Section 4(d) (including any electronic road show) above or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”). Notwithstanding the foregoing, the Underwriters may use the Pricing Term Sheet referred to in Annex A hereto without the consent of the Company.

6.   Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a)   Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b)   Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

(c)   No Downgrade. Between the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement and the Closing Date, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined under Section 3(a)(62) under the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(d)   No Material Adverse Change. No event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

(e)   Officer’s Certificate. The Representatives shall have received on and as of the Closing Date a certificate of an executive officer of the Company (i) confirming that to the best knowledge of such officer or authorized signatory, the representations and warranties of the Company in this Agreement are true and correct and the Company has complied with all agreements and satisfied all conditions on its part to be satisfied hereunder at or prior to the Closing Date and (ii) that no event or condition of the type set forth in Section 3(g) hereof shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto).

(f) Comfort Letters. On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements of the Company and IHS Inc. referred to in Section 3(f) of this Agreement and certain financial information contained or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information; provided that such letters shall use a “cut-off” date no more than three business days prior to the date of the respective letters.

(g)   Chief Financial Officer’s Certificate. The Company shall have furnished to the Representatives certificates, dated the date of this Agreement and the Closing Date and addressed to the Underwriters, of its chief financial officer with respect to certain financial data contained in, or as a basis for financial data contained in, the Time of Sale Information and the Prospectus, in form and substance reasonably satisfactory to the Representatives.

(h)   Opinion and 10b-5 Statement of Counsel for the Company. Davis Polk & Wardwell LLP, counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Underwriters, in form and substance to the effect set forth in Annex C hereto.

(i)   Opinion of Company Counsel. The General Counsel of the Company, shall have furnished to the Representatives, at the request of the Company, her written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance to the effect set forth in Annex D hereto.

(j)   Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representative shall have received on and as of the Closing Date an opinion and 10b-5 statement, addressed to the Underwriters, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(k)    Local Counsel Opinions.

(i)   Conyers Dill & Pearman Limited, special Bermuda counsel for the Company, shall have furnished to the Representatives, at the request of the Company, its written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably acceptable to the Representatives;

(ii)   Davis Polk & Wardwell London LLP, U.K. counsel for Markit Group Holdings Limited, Markit Group Limited and IHS Global Limited, shall have furnished to the Representatives, at the request of the Company, its written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably acceptable to the Representatives.

(l)   No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(m)   Book-Entry Facility. The Securities shall be eligible for clearance and settlement through DTC.

(n)   Indenture and Securities. The Indenture shall have been duly executed and delivered by a duly authorized officer of the Company and the Trustee, and the Securities shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

(o)   Additional Documents. On or prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request, including, but not limited to, written evidence as of the Closing Date of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

7.	Indemnification and Contribution.

(a)   Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other reasonable expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein.

(b)   Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, it being understood and agreed that the only such information consists of the following paragraphs in the Preliminary Prospectus and the Prospectus: the fourth and fifth sentences in the paragraph under the heading “Underwriting (Conflicts of Interest)—New Issue of Notes.”

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the reasonable fees and expenses of such proceeding including the reasonable fees and out-of-pocket expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, its directors and officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)   Contribution. If the indemnification provided for in paragraph (a) or (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)   Limitation on Liability. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f)   Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8.   Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the Nasdaq Global Select Market or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

9.	Defaulting Underwriter.

(a)   If, on the Closing Date, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement, the Prospectus, the Time of Sale Information or in

any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement, the Prospectus or the Time of Sale Information that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d)   Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

10.	Payment of Expenses.

(a)   Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments or supplements thereto) and the distribution thereof; (iii) the fees and expenses of the Company’s counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related reasonable fees and reasonable expenses of counsel for the Underwriters) in an amount not to exceed $10,000; (v) any fees charged by rating agencies for rating the Securities; (vi) the fees and expenses of the Trustee and any paying agent (including related reasonable fees and reasonable expenses of any counsel to such parties); (vii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, the Financial Industry Regulatory Authority, and the approval of the Securities for book-entry transfer by DTC; (viii) all expenses and listing fees incurred in connection with the application to CISEA for quotation of the Securities on the Official List of the CISEA; and (ix) all expenses incurred by or on behalf of the Company in connection with any “road show” presentation to potential investors.

(b)   It is further understood that except as provided in Section 7 entitled “Indemnification and Contribution” and this Section 10, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, all taxes payable in connection with the sale of any of the Securities by them and any advertising expenses connected with any offer they make.

(c)   If this Agreement is terminated because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, which, for the purposes of this paragraph, shall not include termination pursuant to Section 8(i), (iii) or (iv), the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby, provided that the Company shall not be liable pursuant to this Section 10(c) for such costs and expenses with respect to any defaulting Underwriter.

11.   Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

12.   Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.

13.   Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

14.   Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

15.    Miscellaneous.

(a)   Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

(b)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.

(i)	Notices to the Underwriters shall be given to the Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attention: General Counsel

Fax: (646) 291-1469

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, NY 10036

Attention: Investment Banking Division

Phone: (212) 761-6691

Fax: (212) 507-8999

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

Attention: USDCM Transaction Management/Scott Primrose

Phone: (212) 618-7706

Fax: (212) 658-6137

(ii)	Notices to the Company shall be given to:

IHS Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

United Kingdom

Attention: Sari Granat, General Counsel

Email: sari.granat@ihsmarkit.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Richard D. Truesdell, Jr.; Derek J. Dostal

Facsimile: 212-701-5674

Email: richard.truesdell@davispolk.com; derek.dostal@davispolk.com

(c)   Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d)   Submission to Jurisdiction. The Company hereby submits to the non-exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company waives any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. The Company agrees that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment.

(e)   Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriters could purchase U.S. dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligations of the Company in respect of any sum due from it to any Underwriter shall, notwithstanding any judgment in any currency other than U.S. dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the U.S. dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Company an amount equal to the excess of the U.S. dollars so purchased over the sum originally due to such Underwriter hereunder.

(f)   Appointment of Agent for Service. The Company irrevocably appoints Markit North America, Inc., located at 620 Eighth Avenue, 35th Floor, New York, New York 10018, Attention: General Counsel, as their authorized agent (the “Authorized Agent”) in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process in any manner permitted by applicable law in any such suit or proceeding may be made upon it at the office of such Authorized Agent. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such Authorized Agent in full force and effect for so long as the Securities remain outstanding. The Company agrees that service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

(g)   Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

(h)   Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(i)   Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(j)   Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(k) Recognition of the U.S. Special Resolution Regimes.

(i)   In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii)   In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(iii)   For purposes of this Section 15(k), a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §

47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

IHS Markit Ltd.

By:	/s/ Todd Hyatt
	Name:	Todd Hyatt
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Underwriting Agreement]

Accepted: As of the date first written above

Citigroup Global Markets Inc.

By	/s/ Adam D. Bordner
Authorized Signatory

Morgan Stanley & Co. LLC

By	/s/ Ian Drewe
Authorized Signatory

RBC Capital Markets, LLC

By	/s/ Scott Primrose
Authorized Signatory

For themselves and on behalf of the

several Underwriters listed

in Schedule 1 hereto.

		Schedule 1

	Principal	Principal
	Amount of	Amount of
Underwriter	2024 Notes	2029 Notes
Citigroup Global Markets Inc.	$72,000,000	$108,000,000
Morgan Stanley & Co. LLC	72,000,000	108,000,000
RBC Capital Markets, LLC	72,000,000	108,000,000
Barclays Capital Inc.	32,000,000	48,000,000
BNP Paribas Securities Corp.	32,000,000	48,000,000
BBVA Securities Inc.	10,000,000	15,000,000
HSBC Securities (USA) Inc.	10,000,000	15,000,000
J.P. Morgan Securities LLC	10,000,000	15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	10,000,000	15,000,000
NatWest Markets Securities Inc.	10,000,000	15,000,000
SunTrust Robinson Humphrey, Inc.	10,000,000	15,000,000
TD Securities (USA) LLC .	10,000,000	15,000,000
U.S. Bancorp Investments, Inc.	10,000,000	15,000,000
Wells Fargo Securities, LLC	10,000,000	15,000,000
BMO Capital Markets Corp.	6,000,000	9,000,000
Citizens Capital Markets, Inc.	6,000,000	9,000,000
Goldman Sachs & Co. LLC	6,000,000	9,000,000
PNC Capital Markets LLC.	6,000,000	9,000,000
SMBC Nikko Securities America, Inc.	6,000,000	9,000,000
Total	$400,000,000	$600,000,000

ANNEX A

Time of Sale Information

1.	Pricing Term Sheet, dated April 3, 2019, substantially in the form of Annex B.

ANNEX B

Filed Pursuant to Rule 433

Registration Statement No. 333-224290

Relating to the Preliminary Prospectus Supplement

dated April 3, 2019

(to Prospectus dated April 13, 2018)

IHS Markit Ltd.

Pricing Term Sheet

$400,000,000 3.625% Senior Notes due 2024 (“2024 Notes”)

$600,000,000 4.250% Senior Notes due 2029 (“2029 Notes”)

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated April 3, 2019 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	IHS Markit Ltd.

Expected Ratings (Moody’s/S&P/Fitch)*:	[Intentionally omitted]

Security Description:	Senior Notes

Principal Amount:	2024 Notes: $400,000,000 2029 Notes: $600,000,000

Gross Proceeds:	$995,276,000

Maturity Date:	2024 Notes: May 1, 2024 2029 Notes: May 1, 2029

Coupon (Interest Rate):	2024 Notes: 3.625% 2029 Notes: 4.250%

Price to Public:

2024 Notes: 99.686% of principal amount plus accrued and unpaid interest, if any, from April 8, 2019

2029 Notes: 99.422% of principal amount plus accrued and unpaid interest, if any, from April 8, 2019

Benchmark Treasury:	2024 Notes: 2.125% due March 31, 2024 2029 Notes: 2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	2024 Notes: 99-02¼; 2.323% 2029 Notes: 100-29; 2.521%

Spread to Benchmark Treasury:	2024 Notes: +137 bps 2029 Notes: +180 bps

Yield to Maturity:	2024 Notes: 3.693% 2029 Notes: 4.321%

Interest Payment Dates:	Semi-annually in arrears on May 1 and November 1, commencing November 1, 2019 (long first coupon)

Day Count Convention:	30/360

Underwriting Discounts:	2024 Notes: 0.600% 2029 Notes: 0.650%

Optional Redemption:	2024 Notes: Make-whole call at T+25 bps prior to April 1, 2024 2029 Notes: Make-whole call at T+30 bps prior to February 1, 2029

2024 Notes: Par call on or after April 1, 2024 2029 Notes: Par call on or after February 1, 2029

Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest for both the 2024 Notes and the 2029 Notes

Trade Date:	April 3, 2019

Settlement Date:	April 8, 2019 (T+3)

CUSIP / ISIN:	2024 Notes: 44962L AH0 / US44962LAH06 2029 Notes: 44962L AJ6 / US44962LAJ61

Denominations / Multiple:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC Barclays Capital Inc. BNP Paribas Securities Corp.

Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

NatWest Markets Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

Citizens Capital Markets, Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering to repay amounts outstanding under its multi-year credit agreement entered into in June 2018 with Bank of America, N.A., as administrative agent, and a syndicate of lenders party thereto, which provides for credit facilities in an aggregate principal amount of $3.1 billion, consisting of term loans in an aggregate principal amount of $1.1 billion and revolving credit commitments in an aggregate principal amount of $2.0 billion.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by contacting Citigroup Global Markets Inc. by phone at 1-800-831-9146, Morgan Stanley & Co. LLC by phone at 1-866-718-1649, or RBC Capital Markets, LLC by phone at 1-866-375-6829.

We expect to deliver the notes against payment for the notes on or about the third business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

ANNEX C

Form of Opinion and Negative Assurance Letter of Counsel
for the Company

ANNEX D

Form of Opinion of General Counsel